INCENTIVE LIFE '06
$500,000 Face Amount

Male Issue Age 35, Preferred,  Non-tobacco User Underwriting Risk Class

Option A Death Benefit
Planned Annual Premium: $4,810
Using Current Charges, 6% Gross Interest Rate

The table below shows the monthly progress of the Policy Account Value, the Cash Surrender Value, and the Death Benefit from beginning to end of year 5. The Policy Account Value at the end of year 4 is $15,584.30.


                     Beginning of    Beginning of                                                              Cost of
                     Month Policy     Month Death      Gross Premium                      Administrative      Insurance
    Year    Month    Account Value      Benefit            Paid         Net Premium           Charge            Charge
----------------------------------------------------------------------------------------------------------------------------
      5       49     $ 15,584.30       $ 500,000          4,810.00      $ 4,617.60        $   45.00          $   14.00
      5       50     $ 20,206.47       $ 500,000               -        $      -          $   45.00          $   14.00
      5       51     $ 20,211.05       $ 500,000               -        $      -          $   45.00          $   14.00
      5       52     $ 20,215.65       $ 500,000               -        $      -          $   45.00          $   14.00
      5       53     $ 20,220.26       $ 500,000               -        $      -          $   45.00          $   14.00
      5       54     $ 20,224.89       $ 500,000               -        $      -          $   45.00          $   14.00
      5       55     $ 20,229.53       $ 500,000               -        $      -          $   45.00          $   14.00
      5       56     $ 20,234.18       $ 500,000               -        $      -          $   45.00          $   14.00
      5       57     $ 20,238.85       $ 500,000               -        $      -          $   45.00          $   14.00
      5       58     $ 20,243.54       $ 500,000               -        $      -          $   45.00          $   14.00
      5       59     $ 20,248.24       $ 500,000               -        $      -          $   45.00          $   14.00
      5       60     $ 20,252.95       $ 500,000               -        $      -          $   45.00          $   14.00


                                             Net         End of Month
                       Mortality &       Investment     Policy Account     Surrender   End of Month Cash
    Year    Month     Expense Charge      Earnings         Value             Charge      Surrender Value
----------------------------------------------------------------------------------------------------------
      5       49       $   14.27         $ 77.83       $ 20,206.47        $ 9,004.80    $    11,201.67
      5       50       $   14.27         $ 77.85       $ 20,211.05        $ 8,944.30    $    11,266.75
      5       51       $   14.27         $ 77.87       $ 20,215.65        $ 8,883.81    $    11,331.84
      5       52       $   14.28         $ 77.88       $ 20,220.26        $ 8,823.31    $    11,396.95
      5       53       $   14.28         $ 77.90       $ 20,224.89        $ 8,762.82    $    11,462.07
      5       54       $   14.28         $ 77.92       $ 20,229.53        $ 8,702.32    $    11,527.20
      5       55       $   14.29         $ 77.94       $ 20,234.18        $ 8,641.83    $    11,592.35
      5       56       $   14.29         $ 77.96       $ 20,238.85        $ 8,581.33    $    11,657.52
      5       57       $   14.29         $ 77.97       $ 20,243.54        $ 8,520.84    $    11,722.70
      5       58       $   14.30         $ 77.99       $ 20,248.24        $ 8,460.34    $    11,787.90
      5       59       $   14.30         $ 78.01       $ 20,252.95        $ 8,399.84    $    11,853.11
      5       60       $   14.30         $ 78.03       $ 20,257.68        $ 8,339.35    $    11,918.33

CALCULATION OF DEATH BENEFIT:

 Under Option A, the Death Benefit is level and equal to the Face Amount. Under Option B, the Death Benefit is equal to the Face Amount plus the Policy Account Value. Under either Option, a higher Alternative Death Benefit may apply if the value in the policy reaches certain levels relative to the Face Amount. The Alternative Death Benefit is calculated by multiplying the Policy Account Value by a percentage specified in the policy. For example, in the beginning of policy month 49, the percentage is 250%. For this example, the Death Benefit is the maximum of $500,000 and 250%*$15,584.30 = $38,960.76. Therefore, the Death
 Benefit is $500,000.

CALCULATION OF NET PREMIUM:

 The Net Premium equals the Gross Premium paid less the Premium Charge. The Premium Charge is 6% of each premium payment. Currently, we reduce this charge to 4% of each premium payment after an amount equal to two Target Premiums has been paid. The Target Premium is actuarially determined for each policy, based on that policy's characteristics. For this hypothetical insured, the Target Premium is $4,810, so two Target Premiums is $9,620. The policy has paid 5 premiums of $4,810, or 24050. Hence, the insured has paid 2 Target Premiums and the premium charge is 4%. Therefore, the Net Premium = Gross Premium*(1-Premium Charge) = $4,810*(1-.04) = $4,617.60.

CALCULATION OF CHARGES:

 The Monthly Administrative Charge is $20 in each of the policy's first 12 months and a maximum charge of $15 in each subsequent month (currently we charge $10). We also charge an additional amount per $1,000 of initial base Policy Face Amount during the policy's first ten years. The amount charged per $1,000 varies with the insured's age at policy issue and is set forth in the policy. For example, for this illustration the current Monthly Administrative Charge in year 5 is equal to $10 per policy plus $0.07 per $1,000 of Face Amount, or $10+$0.07*$500,000/$1000 = $45.00. On a guaranteed basis, the
 Monthly Administrative Charge would be $15 per policy plus $0.07 per $1,000 of Face Amount, or $15+$0.07*$500,000/1,000 = $50.

 The current Monthly Cost of Insurance Charge is determined by multiplying the current Cost of Insurance rate by the amount we have at risk under the policy. The Cost of Insurance rate varies depending on the specifics of the policy and the policy year. The maximum rates charged are set forth in the policy. The amount at risk is the difference between (a) the Death Benefit and (b) the then Total Account Value under the policy. For example, in policy month 49, the current Monthly Cost of Insurance rate is 0.00002917. Therefore, the Cost of Insurance Charge is 0.00002917 * ($500,000 - ($15,584.30 + $4,617.60 -
 $45.00))= $14.00 On a guaranteed basis, the maximum monthly rate for this insured is 0.00017833 and the maximum Cost of Insurance Charge would be 0.00017833*($500,000-($15,584.30+$4,617.60-$45.00)) = 85.57.

 The Mortality and Expense Risk Charge is deducted from the Policy Account Value each month. In years 1 through 10, the maximum charge is 1.00% (annual rate) of the value in our variable investment options. During the first 10 years, we currently charge 0.85% (annual rate) of the value in our variable investment options. For policy years 11 and later, the maximum charge is 0.50% (annual rate) of the value in our variable investment options. In policy years 11 and later, we currently charge 0.00% (annual rate) of the value in our variable investment options. For this example, it is assumed that 100% of the Policy Account Value is invested in our variable investment options.
 Therefore, in policy month 49, the guaranteed Mortality and Expense Risk Charge is (0.0100/12)*($15,584.30+$4,617.60-$45.00-$14.00) = $16.79. The current
 Mortality and Expense Risk Charge is also
 (0.0085/12)*($15,584.30+$4,617.60-$45.00-$14.00) = $14.27.

CALCULATION OF NET INVESTMENT EARNINGS:

 This illustration assumes that all of the Account Value is invested in Portfolios that achieve investment returns at a constant hypothetical gross annual rate of 6% (i.e., before any investment management fees, and other expenses of all of the underlying Portfolio assets). The net rate of return takes into consideration investment management fees equivalent to an annual charge of 0.67% and an assumed average asset charge for all other expenses of the underlying Portfolios equivalent to an effective annual rate of 0.52%. After the deduction of the arithmetic average of the investment management fees and other expenses of all of the underlying Portfolios, the corresponding net annual rate of return would be 4.74% The net annual rate of return does not reflect the Mortality and Expense Risk Charge or other charges we deduct from the policy's value each month. However, the policy values shown above do reflect all charges. The net annual rates of return on a current basis and on a guaranteed basis are equal.

 The monthly Net Investment Earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return for this illustration is 0.3867% The Net Investment Earnings in policy month 49, for example, is (0.3867%)*($15,584.30+$4,617.60-$45.00-$14.00-$14.27) = $77.83.

 If the gross annual rate of return were 0%, the net annual rate of return would be -1.19%. Similarly, if the gross annual rate of return were 12%, the net annual rate of return would be 10.67%

CALCULATION OF POLICY ACCOUNT VALUE:

 The end of month Policy Account Value is equal to the beginning of month Policy Account Value plus the Net Premium, less Charges, plus Net Investment Earnings. For example, in policy month 49, the end of month policy account value is $15,584.30+$4,617.60-$45.00-$14.00-$14.27+$77.83 = $20,206.47.

CALCULATION OF CASH SURRENDER VALUE:

 A Surrender Charge is deducted from the Account Value if the policy is surrendered during the first 10 policy years. The Cash Surrender Value is the Policy Account Value less the Surrender Charge. The amount of the Surrender Charge is set forth in the policy. For example, in policy month 49, the Surrender Charge for this illustration is $9,004.80. The Cash Surrender Value at the end of policy month 49 is $20,206.47-$9,004.80 = $11,201.67.

CALCULATION DIFFERENCES IN OTHER YEARS:

 -Death Benefit: In later years, the Policy Account Value may become large enough such that the higher Alternative Death Benefit would apply and thus increase the Death Benefit payable.

 -Monthly Charges:

   -The Monthly Administrative Charge is the same in years 2 through 10, and in years 11 and later. The calculation of the charges in year 1, years 2 through 10, and years 11 and later is described above.

   -As described above, the Monthly Cost of Insurance Charge depends on the Cost of Insurance Rate and the amount we have at risk under the policy. The Cost of Insurance Rate generally increases from one policy year to the next. This happens automatically because of the insured person's increasing age. The amount we have at risk under the policy may increase or decrease over time. If the amount we have at risk under the policy increases, the Monthly Cost of Insurance Charge will increase.

   -The Mortality and Expense Risk Charge depends on the Mortality and Expense
     Risk Charge rate and the amount of the Policy Account Value invested in our variable investment options. As described above, the Mortality and Expense Risk Charge Rate is different in years 1 through 10, and years 11 and later. If the Policy Account Value invested in our variable investment options grows, the Mortality and Expense Risk Charge deducted will be higher.

   -Customer Loyalty Credit: In years 11 and later, a customer loyalty credit
     , at an annual rate of 0.15%, may be added monthly to the Policy Account Value. The amount of the credit will depend on the amount of the Policy Account Value invested in our variable investment options. The customer Loyalty credit is not guaranteed.

   -Net Investment Earnings: The monthly Net Investment Earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return does not vary by year for this illustration. If the Policy Account Value increases or decreases, the Net Investment Earnings will increase or decrease, respectively.

   -Policy Account Value: The calculation of the Policy Account Value does not vary by year. The Policy Account Value will increase or decrease over time depending on the Net Premiums paid, the Charges deducted, and the Net Investment Earnings.

   -Cash Surrender Value: The Surrender Charge decreases each month until the end of year 10, after which it is equal to zero. The decrease in the Surrender Charge may increase the Cash Surrender Value, depending on the Policy Account Value. After year 10, the Cash Surrender Value will be equal to the Policy Account Value.